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                                                                   EXHIBIT 10.18

                                                                     Translation

                              COOPERATION AGREEMENT

                                     Between

                                Hunan TV Station

                                       And

     Beijing Perspective Orient Movie and Television Intermediary Co., Ltd.

                                 Changsha, Hunan

                                  October 2004

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                              COOPERATION AGREEMENT

Party A:                Hunan TV Station
Legal representative:   OUYANG, Changlin
Address:                Gold Eagle Mansion, Changsha, Hunan Province
Postal Code:            480003
Tel:                    4801206
Fax:                    4801207

Party B:                Beijing Perspective Orient Movie and Television
                        Intermediary Co., Ltd.
Legal representative:   LIU, Shabai
Address:                Bldg. 2, Yard No. 46 Taiping Road, Haidian District,
                        Beijing
Postal Code:            __________________
Tel:                    __________________
Fax:                    __________________

     In accordance with the Contract Law of the People's Republic of China ("PRC") and related laws and on the basis of voluntariness, equality and mutual benefits between both parties, Party A and Party B have hereby reached an agreement on jointly producing and broadcasting the TV program "Fortune 7:00 A.M.". The parties entered into this agreement in Changsha of Hunan Province.

1.   Basic Cooperation Structure

     1.1 Name of the Program: "Fortune 7:00 A.M.". Party B is responsible for planning and production, and Party A is responsible for review and broadcasting.

     1.2  Length of the Program: 30 minutes

     1.3  Broadcasting Channel: Huanan Satellite TV

     1.4 Broadcasting Time: 07:00-07:30am, Monday-Friday every week. Holidays and the days when stock markets are closed are excluded.

     1.5  Content of the Program: financial information.

     1.6 The term of cooperation is three years. But the agreement is signed on yearly basis.

2.   Representations and Warranties

     2.1 Both parties are business entities duly registered within the territory of PRC with independent legal person status and the capacity of executing the Agreement and bearing related obligations herein.

     2.2 This Agreement shall not become void due to personnel changes of legal representatives and the undersigned of both parties, and shall not be affected by mergers or restructuring of both parties within the term of the Agreement.

     2.3 Both parties shall undertake the obligation to keep the commercial secrets of the other party they may learn or have access to through signing or fulfilling this Agreement in strict confidence. Neither party is allowed to disclose or transfer the secrets to any third party or permit the third party to disclose or transfer the secrets for any purpose without

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         the written consent of the other party.

3.   Basic Requirement for Cooperation

     3.1 Party B promises to provide the Program to Party A with guaranteed quality and quantity, timely and exactly as agreed in this Agreement. Party A promises to broadcast the Program produced by Party B on time and on the exact amount of content as agreed in this Agreement.

     3.2 Party A and Party B should cooperate closely to guarantee that the Program has the right guidance, healthy contents and standard production and broadcasting, which will meet the requirements of channel orientation and brand orientation of Hunan Satellite TV.

     3.3 After "Fortune 7:00 A.M." enters into Hunan Satellite TV, it will be brought under Hunan Satellite TV's channel management and promotion management. Routine programs' management on subject review, program review, program broadcasting and post-broadcasting evaluation will be carried out according to the relevant regulations of Hunan TV Station. Significant subjects or significant activities shall be carried out only after approvals have been obtained in accordance with relevant regulations of Hunan Radio and TV Administration Bureau and Golden Eagle Broadcasting System.

     3.4 Party A is responsible for the Program's subjects and publicity wordings of "Fortune 7:00 A.M.". Party B is responsible for the Program's contents, and is totally responsible for grasping of the fiscal and financial policies, laws and regulations of the state . Except for the responsibilities of channel management and promotion management agreed herein, Party A shall not be held liable for any obligations arising from program production, producing and broadcasting. .

     3.5 As a mass media practice, Party B guarantees the authority, objectivity, fairness and equality of the Program's contents. Party B also guarantees that the Program will not be used as a platform and tool for any organization to acquire improper benefits. Party A has the right to supervise the back-stage operation according to the interests of the channel and the public.

4.   Advertising and Other Commercial Benefits

     4.1 The Program is solely invested and produced by Party B, but both parties own the copyright of the Program. The brand of "Fortune 7:00A.M." program belongs to Party A.

     4.2 Party A has the power of final review over the Program and the right of broadcasting.

     4.3 The naming advertisement of the Program will be operated by Party B with revenue belonging to Party B. The commercials in-between the Program shall be jointly operated by both parties, and the advertisement contracts should be signed by both Party A and Party B, with revenue equally shared by both parties. Hunan Satellite TV will operate other value-added services including short message service of the Program, with revenue equally shared by both parties.

     4.4 Party B will pay RMB three million (RMB3,000,000) every year to Party A as the fee for occupying the channel resources by Party A. Party B will first pay RMB one million (RMB1,000,000) to Party A within one week after the execution of the Agreement, and pay the next RMB two million (RMB2,000,000) to Party A prior to July 31, 2005.

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5.   Party A's Rights and Obligations

     5.1 As the co-producer and the party responsible for broadcasting "Fortune 7:00A.M.", Party A has the rights of operating commercials in-between the Program, and the rights of reviewing and adjusting the Program. (The rules for reviewing and broadcasting the Program are attached in the Schedule.)

     5.2 Party A has the right to express its opinions on planning and production of the Program. If the Program has not reached the expected rating target within three months, Party A has the right to adjust the length and broadcasting time of the Program.

     5.3 Party A should guarantee the Program to be broadcasted in Hunan Satellite TV as per this agreement, and, in the meanwhile, guarantee the Program of "Fortune 7:00A.M." to enjoy the same treatment as other programs of Hunan Satellite TV Channel in connection with channel promotion and publicity.

     5.4 Party A should timely provide the rating data report of the Program in Hunan Satellite TV to Party B.

6.   Party B's Rights and Obligations

     6.1 As the investor and co-producer of "Fortune 7:00A.M.", Party B is entitled to the Program's naming operation. But the naming enterprise and brand should be approved by Party A with signature. In the case that the returns of naming advertisement involve channel resources other than this Program, it shall be subject to written consent of Party A.

     6.2 Party B has the right to independently carry out the production according to the Program planning plan and working process accepted by both parties.

     6.3 Party B is obliged to send the Program to Party A for review 9 hours in advance according to the production standards accepted by both parties.

     6.4 Party B should hit the viewing rating target within 3 months as follows: 7:00-7:30A.M of Hunan Satellite TV, the anticipated national market viewing rating of 0.1% and viewing shares of 1%, or ranking among top five in the whole country in this time period.

     6.5 Party B should coordinate with Party A to package, promote and publicize the Program.

7.   Event of Default

     7.1 Both parties shall earnestly perform their respective responsibilities herein, and the default party should undertake the liability for breaching the agreement. If one party suffers losses due to the default of the other party, the breaching party shall compensate the other party correspondingly.

     7.2 As for matters not covered in this agreement, both parties shall settle them through negotiation. In case the negotiation fails, the issue can be brought to the People's Court of the place where the agreement is signed.

Article 8 Ancillary Rules

     8.1  The duplicates or alteration of the Agreement are invalid.

     8.2 The Schedule to this Agreement has the same legal force as the Agreement.

     8.3 If there is any amendment to the Agreement during its effectiveness, it shall be approved by both parties in writing. (The faxed documents with official seals of both parties can be

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          taken as the approval.) Otherwise, the altered part is void.

     8.4 In case of force majeure and the performance of the Agreement is affected, it shall be settled by both parties through amicable negotiation as per laws.

     8.5 The Agreement shall become effective upon the signatures and seals affixed by both parties.

     8.6 The Agreement is made in four counterparts, with each party holding two, each of which has the same legal force.

Schedule: Working Rules on Reviewing and Broadcasting the Program "Fortune 7:00A.M."

Party A:   Hunan TV Station [Company chop of Hunan TV Station]


Legal Representative or Authorized Deputy: /s/ OUYANG Changlin
                                           ----------------------

Date:
      -------------------------------

Party B: Beijing Perspective Orient Movie and Television Intermediary Co., Ltd. [Company chop of Beijing Perspective Orient Movie and Television Intermediary Co., Ltd.]


Legal Representative or Authorized Deputy: /s/ LIU Shabai
                                           ----------------

Date:
      -------------------------------

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Schedule: Working Rules on Reviewing and Broadcasting the Program "Fortune
7:00A.M."

     To ensure performance of the cooperation agreement signed between Hunan TV Station (Party A) and Beijing Perspective Orient Movie and Television Intermediary Co., Ltd. (Party B), and the stable, orderly and high-efficient operation of the Program "Fortune 7:00A.M.", the working rules are hereby formulated by both parties through negotiation.

1. Application for selection of topics in the Program

     According to related regulations on publicity management of Party A, the procedure of topic selection shall be carried on all the programs produced by Hunan TV Station itself, and only the examined and approved subjects can enter into follow-up production. In compliance with the management regulations on self-produced programs of Party A, Party B should inform Party A of the selection of topic of the Program before each issue of the Program "Fortune 7:00A.M.". As for the Program produced with the topic that has not been reviewed by Party A, Party A has the right not to review or broadcast it.

     The contents of Subject application include: information of that issue of program (rolling caption included), program guest and his or her main viewpoints, program topic, and periodic significant planning report or activities of the Program and so on.

     Subject reporting time: 19:00-20:00 from Sunday to Thursday each week.

     Contact departments for subject reporting: the contact department of Party A is the Promotion Management Office of Hunan TV Station, and that of Party B is Program Team of "Fortune 7:00 A.M.".

     Subject examination: within the stipulated subject-reporting time, Party A shall arrange special personnel to review the subject of Party B, and inform Party B of the review results of each issue of program before 20:30 in general conditions.

2. Program Review

     In compliance with the related regulations on propaganda of Party A, the three-level review system is strictly carried out on the Program "Fortune 7:00 A.M.". At the first level, the Program "Fortune 7:00 A.M." principal or the person designated by Party B takes charge of the review of that issue of program; at the second level, the Promotion Management Office of Party A performs the function on behalf of the center or department-level office; at the third level, the station leader of Party A shall have special personnel review the Program, and in the case of review failure due to some reason, it shall be carried by the station leader who is in charge of news. As for the Program that has not passed by the three-level review, the Chief Editor Office shall not arrange its broadcasting.

     Program tape for review: Party B shall arrange special personnel to record the Program of "Fortune 7:00 A.M." for review each evening and send it to the Promotion Management Office of Party A before 22:00, and that issue of the Program shall be reviewed by the special personnel

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assigned by the Promotion Office. After approval by the aforesaid office, Party
B shall timely contact station-level leaders to review the tape. In the course of review at the second and third levels, Party B must assign special personnel on site for timely feedback and alteration. Upon passing final review, the tape shall be sent by the special personnel of Party B to the Broadcasting Department of the Chief Editor Office.

     When the Program is sent for review, the personnel of Party B should have the topic selection application materials of that issue of program as well as the opinions of the first-level review by Party B prepared, otherwise the Promotion Management Office can refuse to review the tape.

     In the course of review, Party B should alter the Program according to the review opinions when Party A puts forth its alteration comments to the Program.

3. Program Broadcasting

     Under common circumstances, Party B should send the tape for the next morning's Program to the Broadcasting Department of the Chief Editor Office of Party A before 23:30. If the tape cannot be timely delivered due to special circumstance, Party B should inform the Broadcasting Department before the aforesaid deadline in order to adjust the uploading arrangements. In the course of uploading the Program of "Fortune 7:00 A.M.", the broadcasting department shall make the final review. In accordance with the management regulations of Party A, if the Broadcasting Department finds out significant problem in the Program, both parties should jointly reward the Department.

     After the Program is broadcast, the broadcasting tape shall be kept by the tape bank of the Chief Editor Office according to stipulations of Party A.